Exhibit 99.1

PRESS RELEASE

Lakeland Bank Appoints Brian Gragnolati to the Board of Directors

Oak Ridge, N.J. – January 21, 2020 – Thomas J. Shara, President and CEO of Lakeland Bancorp, Inc. (NASDAQ: LBAI), announced that Brian Gragnolati has been appointed to the Boards of Directors of Lakeland Bancorp, Inc. (“Lakeland”) and Lakeland Bank.

Mr. Gragnolati, age 62, is President and CEO of Atlantic Health System, an integrated health care delivery system with 17,000 employees that serves more than half the state of New Jersey. Mr. Gragnolati also serves as Immediate Past Chairman of the Board of Trustees of the American Hospital Association (AHA).

“We are delighted to welcome Brian, and his extensive business expertise and commitment to providing community-focused, innovative services to the New Jersey community, to our Board of Directors,” stated Mary Ann Deacon, Chairman of Lakeland. “His proven business experience and his recognized leadership, both professionally and philanthropically, will add a valuable perspective to our Board,” added Mr. Shara.

In 2007 and again in 2015, Brian Gragnolati received the American Hospital Association’s Partnership for Action Grassroots Champion Award, recognizing a hospital leader who has effectively educated elected officials on major issues affecting hospitals, while advocating for patients and the community. Mr. Gragnolati is also an active member of the board of Paper Mill Playhouse and a proponent of their work in arts accessibility, which makes theatre available to audience members with cognitive and developmental disabilities. He also serves as an Advisory Trustee for Liberty Science Center in Jersey City, New Jersey.

Mr. Gragnolati holds a bachelor’s degree in Health Systems Analysis from the University of Connecticut, an MBA from Western New England College, and an Executive Leadership Certificate from the JFK School at Harvard University.

Mr. Gragnolati will serve on the Lakeland Board’s Nominating and Corporate Governance and Policy Committees. It is expected that Lakeland’s Board will nominate Mr. Gragnolati to be elected by Lakeland’s shareholders at its 2020 annual meeting for a one year term expiring in 2021.

About Lakeland Bank

Lakeland Bank is the wholly-owned subsidiary of Lakeland Bancorp, Inc. (NASDAQ:LBAI), which has over $6.5 billion in total assets. The Bank operates 52 branch offices throughout Bergen, Essex, Morris, Ocean, Passaic, Somerset, Sussex, and Union counties in New Jersey including one branch in Highland Mills, New York; five New Jersey regional commercial lending centers in Bernardsville, Jackson, Montville, Teaneck and Waldwick; and one New York commercial lending center to serve the Hudson Valley region. Lakeland also has a commercial loan production office serving Middlesex and Monmouth counties in New Jersey. Lakeland Bank offers an extensive suite of financial products and services for businesses and consumers. Visit LakelandBank.com for more information.

Thomas J. Shara

President & CEO

Thomas F. Splaine

EVP & CFO

973-697-2000